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                                                                    EXHIBIT 10.4

                         MANAGEMENT CONTINUITY AGREEMENT

         THIS AGREEMENT (this "Agreement") is made and entered into as of the 16th day of May, 2003 (the "Effective Date"), by and among PSB Group, Inc., a bank holding company organized under the laws of the State of Michigan (the "Holding Company"), Peoples State Bank, a banking association chartered under the laws of the State of Michigan with its main office located in Madison Heights, Michigan (the "Bank") and David Wilson ("Executive").

         SECTION 1. EMPLOYMENT. The Bank currently employs Executive on an at will basis. The current terms and conditions of the Executive's Employment are set forth below in this Section 1. Except in the event of a Change of Control of the Holding Company, Executive shall be an at will employee of the Bank and may terminate his employment at any time and the Bank shall retain the same right.

                  (a) POSITIONS. Executive serves Bank as Senior Vice President and Chief Financial Officer as of the Effective Date.

                  (b) DUTIES. Executive's duties, authority and responsibilities as Senior Vice President and Chief Financial Officer of the Bank include all duties, authority and responsibilities customarily held by such officer of comparable banks, subject always to the charter and bylaw provisions and the policies of the Bank and the directions of its Board of Directors (the "Board").

                  (c) CARE AND LOYALTY. Executive will devote his best efforts and full business time, energy, skills and attention to the business and affairs of the Bank, and will faithfully and loyally discharge his duties to the Bank.

         SECTION 2. COMPENSATION. The Bank shall compensate Executive for his services as follows during the term of this Agreement:

                  (a) BASE COMPENSATION. Executive will receive an annual base salary of $113,000 during 2003. The Board will review Executive's base salary annually during the term of this Agreement to determine whether it should be maintained at its existing level, increased or decreased. In no event shall the Executive's annual base salary following a Change of Control be decreased.

                  (c) DISCRETIONARY PERFORMANCE BONUS. The Bank will consider Executive for a bonus at the end of each year based on performance criteria established by the Board and/or Executive's senior officers and any other factors deemed by the Board to be appropriate. Bonuses will be awarded, if at all, in the sole discretion of the Board, and nothing in this Agreement will require the payment of a bonus in any given year.

                  (c) OTHER BENEFITS. Executive will be entitled to participate in all plans and benefits that are now or later made available by the Bank or the Holding Company to its officers of equal or junior ranking generally.

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                  (d)      WITHHOLDING. Executive acknowledges that the Bank may
withhold any applicable federal, state or local withholding or other taxes from payments that become due to him.

         SECTION 3. TERM AND TERMINATION.

                  (a) TERM AND AUTOMATIC RENEWAL. The term of this Agreement will be one year commencing as of the Effective Date. This Agreement will automatically renew for one additional year on each anniversary of the Effective Date unless this Agreement and Executive's employment hereunder are terminated in accordance with the provisions of this Section 3. Upon a Change of Control of the Holding Company, the term of this Agreement shall be a fixed term which shall commence upon the effective date of the Change of Control and end on the 3rd anniversary thereof.

                  (b) TERMINATION WITHOUT CAUSE. Either the Bank or Executive may terminate this Agreement and Executive's employment for any reason by delivering written notice of termination to the other party no less than ninety days before the effective date of termination, which date will be specified in the notice of termination. If the Bank terminates Executive's employment prior to a Change of Control or Executive voluntarily terminates his employment under this Agreement other than pursuant to Sections 3(d), then the Bank shall only be required to pay Executive such base salary as shall have accrued through the effective date of such termination and the Bank shall have no further obligations to Executive.

                  (c) TERMINATION FOR CAUSE. The Bank may terminate this Agreement and Executive's employment for Cause by delivering written notice of termination to Executive no less than 30 days before the effective date of termination. "Cause" for termination will exist if: (i) Executive engages in one or more unsafe and unsound banking practices or material violations of a law or regulation applicable to the Bank or the Holding Company, any repeated violations of a policy of the Bank or the Holding Company after being warned in writing by the Board and/or a senior officer not to violate such policy, any single violation of a policy of the Bank or the Holding Company if such violation materially and adversely affects the business or affairs of the Bank or the Holding Company, or a direction or order of the Board and/or one of Executive's senior officers; (ii) Executive engages in a breach of fiduciary duty or act of dishonesty involving the affairs of the Bank or the Holding Company; (iii) Executive is removed or suspended from banking pursuant to
Section 8(e) of the Federal Deposit Insurance Act or any other applicable State or Federal law; (iv) Executive commits a material breach of his obligations under this Agreement; or (v) Executive fails to perform his duties to the Bank with the degree of skill, care or competence expected by the Board and/or Executive's senior officers. If Executive's employment is terminated pursuant to this Section 3(c), then the Bank shall only be required to pay Executive such base salary as shall have accrued through the effective date of such termination and the Bank shall have no further obligations to Executive.

                  (d) CONSTRUCTIVE DISCHARGE. Following a Change of Control, if Executive is Constructively Discharged, he may terminate this Agreement and his employment by delivering written notice to the Bank no later than 30 days before the effective date of termination. "Constructive Discharge" means the occurrence of any one or more of the

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following, without Executive's prior written consent: (i) Executive is not reelected to or is removed as Senior Vice President and Chief Financial Officer of the Bank; (ii) the Bank fails to vest Executive with or removes from him the duties, responsibilities, authority or resources that he reasonably needs to competently perform his duties as Senior Vice President and Chief Financial Officer of the Bank; (iii) the Bank notifies Executive that it is terminating this Agreement pursuant to Section 3(b); (iv) the Bank changes the primary location of Executive's employment to a place that is more than 50 miles from Madison Heights, Michigan; or (v) the Bank otherwise commits a material breach of its obligations under this Agreement and fails to cure the breach within 30 days after Executive gives the Bank written notice of the breach.

                  (e)      DEFINITION OF CHANGE OF CONTROL.

                           (i)      A "Change of Control" will be deemed to have
occurred if: (A) any person (as such term is defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act")) acquires beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Holding Company; or (B) the individuals who were members of the Board of Directors of the Holding Company on the Effective Date (the "Current Board Members") cease for any reason (other than the reasons specified in Subsection 3(e)(ii) below) to constitute a majority of the Board of the Holding Company or its successor; however, if the election or the nomination for election of any new director of the Holding Company or its successor is approved by a vote of a majority of the individuals who are Current Board Members, such new director shall, for the purposes of this Section 3(e)(i), be considered a Current Board Member; or (C) the Holding Company's shareholders approve (1) a merger or consolidation of the Holding Company and the shareholders of the Holding Company immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the entity resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the outstanding securities of the Holding Company immediately before such merger or consolidation; or (2) a complete liquidation or dissolution or an agreement for the sale or other disposition of all or substantially all of the assets of the Holding Company.

                           (ii)     Notwithstanding and in lieu of Section
3(e)(i), a Change of Control will not be deemed to have occurred: (A) solely because more than 50% of the combined voting power of the then outstanding voting securities of the Holding Company are acquired by (1) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained for employees of the Bank or the Holding Company, or (2) any person pursuant to the will or trust of any existing shareholder of the Holding Company, or who is a member of the immediate family of such shareholder, or (3) any corporation which, immediately prior to or following such acquisition, is owned directly or indirectly by persons who were shareholders of the Holding Company immediately prior to the acquisition in the same proportion as their ownership of stock in the Holding Company immediately prior to such acquisition; or (B) if Executive agrees in writing that the transaction or event in question does not constitute a Change of Control for the purposes of this Agreement.

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                  (f)      TERMINATION UPON DISABILITY. The Bank will not
terminate this Agreement and Executive's employment if Executive becomes disabled within the meaning of the Bank's then current employee disability program or, at the Bank's election, as determined by a physician selected by the Bank, unless as a result of such disability, Executive is unable to perform his duties with the requisite level of skill and competence for a period of six consecutive months. Thereafter, the Bank may terminate this Agreement for Cause in accordance with Subsection 3(c)(v).

                  (g) TERMINATION UPON DEATH. This Agreement will terminate if Executive dies during the term of this Agreement, effective on the date of his death. Any payments that are owing to Executive under this Agreement or otherwise at the time of his death will be made to whomever Executive may designate in writing as his beneficiary, or absent such a designation, to the executor or administrator of his estate.

                  (h) SEVERANCE BENEFITS. The Bank will pay severance benefits to Executive as follows:

                           (i)      Following a Change of Control of the Holding
Company, if this Agreement is terminated pursuant to Section 3(b) or 3(d) and the remaining term of the Agreement under Section 3(a) is two or more years, the Bank or its successor will pay Executive a Severance Benefit equal to two times the sum of the Executive's Average Cash Compensation and the annual contributions the Bank or the Holding Company would have made on the Executive's behalf under the Bank's and the Holding Company's qualified retirement plans. Following a Change of Control of the Holding Company, if this Agreement is terminated pursuant to Section 3(b) or 3(d) and the remaining term of the Agreement under Section 3(a) is less than two years, but more than one year, the Bank or its successor will pay Executive a Severance Benefit equal to the number of years remaining, rounded to the nearest month, times the sum of the Executive's Average Cash Compensation and the annual contributions the Bank or the Holding Company would have made on the Executive's behalf under the Bank's and the Holding Company's qualified retirement plans. Following a Change of Control of the Holding Company, if this Agreement is terminated pursuant to
Section 3(b) or 3(d) and the remaining term of the Agreement under Section 3(a) is one year or less, the Bank or its successor will pay Executive a Severance Benefit equal to one times the sum of the Executive's Average Cash Compensation and the annual contributions the Bank or the Holding Company would have made on the Executive's behalf under the Bank's and the Holding Company's qualified retirement plans. The Executive's Average Cash Compensation shall be the average of the Executive's base salary and bonus payments during the five calendar year period ending before the date of the Change of Control, or if the Executive has not been employed for all of such five calendar years then the base salary and bonus payments shall be the average of such amounts over the period the Executive was employed by the Bank. The Bank or the Holding Company will also continue to provide Executive and his dependents, at the expense of the Bank or the Holding Company, with continuing coverage under all existing life, health and disability programs for a period of years equal to the number by which sum of the Executive's Average Cash Compensation plus qualified retirement plan contributions is multiplied under this Section 3(h)(i).

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                           (ii)     All payments that become due to Executive
under this Section 3(h) will be made in equal monthly installments unless the Executive timely elects to receive those payments in one lump sum. An election will be considered timely if the Executive delivers it to the Bank at least 90 days prior to the date of a Change of Control and in the calendar year preceding the date of a Change of Control. The Bank will be obligated to make all payments that become due to Executive under this Section 3(h) whether or not he obtains other employment following termination or takes steps to mitigate any damages that he claims to have sustained as a result of termination. The payments and other benefits provided for in this Section 3(h) are intended to supplement any compensation or other benefits that have accrued or vested with respect to Executive or for his account as of the effective date of termination. In the event that the Bank is unable to make any payment to the Executive under this subsection (ii) (other than by reason of subsection (iii), the Holding Company shall be obligated to make such payment to Executive.

                           (iii)    The Bank and Executive intend that no
portion of any payment under this Agreement, or payments to or for the benefit of Executive under any other agreement or plan, be deemed to be an "Excess Parachute Payment" as defined in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or its successors. It is agreed that the present value of any payments to or for the benefit of Executive in the nature of compensation, as determined by the legal counsel or certified public accountants for the Bank in accordance with Section 280G(d)(4) of the Code, receipt of which is contingent on the Change of Control of the Holding Company, and to which
Section 280G of the Code applies (in the aggregate "Total Payments"), shall not exceed an amount equal to one dollar less than the maximum amount which the Bank or the Holding Company may pay without loss of deduction under Section 280G(a) of the Code.

                           (iv)     The Bank may elect to defer any payments
that may become due to Executive under this Section 3(h) if, at the time the payments become due, the Bank is not in compliance with any regulatory-mandated minimum capital requirements or if making the payments would cause the Bank's capital to fall below such minimum capital requirements. In this event, the Bank will resume making the payments as soon as it can do so without violating such minimum capital requirements.

                  (i) AUTOMATIC TERMINATION OF AGREEMENT. Notwithstanding any other provision of this Agreement to the contrary, this Agreement shall terminate immediately upon the Bank's composite CAMELS rating becoming 3 or worse.

         SECTION 4. CONFIDENTIALITY. Executive acknowledges that the nature of his employment will require that he produce and have access to records, data, trade secrets and information that are not available to the public regarding the Holding Company and its subsidiaries and affiliates ("Confidential Information"). Executive will hold in confidence and not directly or indirectly disclose any Confidential Information to third parties unless disclosure becomes reasonably necessary in connection with Executive's performance of his duties hereunder, or the Confidential Information lawfully becomes available to the public from other sources, or he is authorized in writing by the Holding Company to disclose it, or he is required to make disclosure by a law or pursuant to the authority of any administrative agency or judicial body. All Confidential Information and all other records, files, documents

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and other materials or copies thereof relating to the business of the Holding
Company or any of its subsidiaries or affiliates that Executive prepares or uses will always be the sole property of the Holding Company. Executive will promptly return all originals and copies of such Confidential Information and other records, files, documents and other materials to the Holding Company if his employment with the Bank is terminated for any reason.

         SECTION 5. ANTI-SOLICITATION COVENANT.

                  (a) RESTRICTIVE COVENANT. Executive agrees that, for a period equal to one year after the termination of this Agreement or if severance payments become payable pursuant to Section 3(h) of this Agreement for a period equal to the period over which such payments would be made assuming the Executive does not elect payment in the form of a lump sum, he will not solicit or induce any employee or agent of the Holding Company or any of its subsidiaries to terminate employment with the Holding Company or any of its subsidiaries and become employed by a Competitor. "Competitor" means any person, firm, partnership, corporation, trust or other entity that owns, controls or is a bank, savings and loan association, credit union or similar financial institution (a "Financial Institution") that is physically located and conducts substantial lending and deposit taking activities within a 50 mile radius of the Bank's main office.

                  (b) SUCCESSORS. In the event that a successor to the Holding Company or the Bank succeeds to or assumes the Holding Company's and the Bank's rights and obligations under this Agreement, Section 5(a) will apply only to the primary service area of the Bank as it existed immediately before the succession or assumption occurred and will not apply to any of the successor's other offices.

                  (c) INJUNCTIVE RELIEF. Executive agrees that a violation of this Section 5 would result in direct, immediate and irreparable harm to the Bank, and in such event, agrees that the Bank and the Holding Company, in addition to their other rights and remedies, would be entitled to injunctive relief enforcing the terms and provisions of this Section 5.

         SECTION 6. INDEMNITY; OTHER PROTECTIONS.

                  (a) INDEMNIFICATION. The Bank will indemnify Executive (and, upon his death, his heirs, executors and administrators) to the fullest extent permitted by law against all expenses, including reasonable attorneys' fees, court and investigative costs, judgments, fines and amounts paid in settlement (collectively, "Expenses") reasonably incurred by him in connection with or arising out of any pending, threatened or completed action, suit or proceeding in which he may become involved by reason of his having been an officer or director of the Bank unless such Expenses result from acts by the Executive which would give the Bank the right to terminate this Agreement and Executive's employment for Cause pursuant to Section 3(c) of this Agreement. The indemnification rights provided for herein are not exclusive and will supplement any rights to indemnification that Executive may have under any applicable bylaw or charter provision of the Bank or the Holding Company, or any resolution of the Bank or the Holding Company, or any applicable statute.

                  (b) ADVANCEMENT OF EXPENSES. In the event that Executive becomes a party, or is threatened to be made a party, to any pending, threatened or completed action, suit

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or proceeding for which the Bank is permitted or required to indemnify him under this Agreement, any applicable bylaw or charter provision of the Bank or the Holding Company, any resolution of the Bank or the Holding Company, or any applicable statute, the Bank will, to the fullest extent permitted by law, advance all Expenses incurred by Executive in connection with the investigation, defense, settlement, or appeal of any threatened, pending or completed action, suit or proceeding, subject to receipt by the Bank of a written undertaking from Executive to reimburse the Bank for all Expenses actually paid by the Bank to or on behalf of Executive in the event it shall be ultimately determined that neither the Bank nor the Holding Company can lawfully indemnify Executive for such Expenses, and to assign to the Bank all rights of Executive to indemnification under any policy of directors' and officers' liability insurance to the extent of the amount of Expenses actually paid by the Bank to or on behalf of Executive.

                  (c) LITIGATION. Unless precluded by an actual or potential conflict of interest, the Bank will have the right to recommend counsel to Executive to represent him in connection with any claim covered by this Section 6. Further, Executive's choice of counsel, his decision to contest or settle any such claim, and the terms and amount of the settlement of any such claim will be subject to the Bank's prior written approval, which approval shall not be unreasonably withheld by the Bank.

         SECTION 7. GENERAL PROVISIONS.

                  (a) SUCCESSORS; ASSIGNMENT. This Agreement will be binding upon and inure to the benefit of Executive, the Bank and the Holding Company and their respective personal representatives, successors and assigns. For the purposes of this Agreement, any successor or assign of the Bank and the Holding Company shall be deemed to be the "Bank" and the Holding Company." The Bank and the Holding Company will require any successor or assign of the Bank or the Holding Company or any direct or indirect purchaser or acquiror of all or substantially all of the business, assets or liabilities of the Bank or the Holding Company, whether by transfer, purchase, merger, consolidation, stock acquisition or otherwise, to assume and agree in writing to perform this Agreement and the Bank's and the Holding Company's obligations hereunder in the same manner and to the same extent as the Bank and the Holding Company would have been required to perform them if no such transaction had occurred.

                  (b) ENTIRE AGREEMENT; SURVIVAL. This Agreement constitutes the entire agreement between the Executive and the Bank concerning the subject matter hereof, and supersedes all prior negotiations, undertakings, agreements and arrangements with respect thereto, whether written or oral, including not by way of limitation the prior agreement between the Bank and Executive dated February 18, 2003. The provisions of this Agreement will be regarded as divisible and separate; if any provision is ever declared invalid or unenforceable, the validity and enforceability of the remaining provisions will not be affected. This Agreement may not be amended or modified except by a writing signed by Executive, the Bank and the Holding Company, and except for the employment obligations set forth in Section 1, all rights and obligations of Executive, the Bank and the Holding Company hereunder shall survive the termination of this Agreement.

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                  (c)      GOVERNING LAW AND ENFORCEMENT. This Agreement will be
construed and the legal relations of the parties hereto shall be determined in accordance with the laws of the State of Michigan without reference to the law regarding conflicts of law.

                  (d) ARBITRATION. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration conducted at a location selected by Executive within 50 miles from Madison Heights, Michigan, in accordance with the rules of the American Arbitration Association.

                  (e) LEGAL FEES. All reasonable legal fees paid or incurred in connection with any dispute or question of interpretation relating to this Agreement shall be paid to the party who is successful on the merits by the other party.

                  (f) WAIVER. No waiver by either party at any time of any breach by the other party of, or compliance with, any condition or provision of this Agreement to be performed by the other party, shall be deemed a waiver of any similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

                  (g) NOTICES. Notices pursuant to this Agreement shall be in writing and shall be deemed given when received; and, if mailed, shall be mailed by United States registered or certified mail, return receipt requested, postage prepaid; and if to the Bank, addressed to the principal headquarters of the Bank, attention: President and CEO; if to the Holding Company, addressed to the principal headquarters of the Holding Company, attention: President and CEO; or, if to Executive, to the address set forth below Executive's signature on this Agreement, or to such other address as the party to be notified shall have given to the other.

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         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

PEOPLES STATE BANK

By: /s/ Robert Cole                                    /s/ David Wilson
    ----------------------------------------           ------------------------
    Robert Cole, President & CEO                       David Wilson

                                                       3375 Stonecrest Dr
                                                       Sterling Hts, MI 48312
                                                       ------------------------
                                                                       Address

PSB GROUP, INC.

By: /s/ Robert Cole
    ------------------------------------
    Robert Cole, President & CEO

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